Exhibit 99.1

Summary of financial statement line items and ratios revised following completion of internal asset review referenced in our press release dated August 13, 2007

PFF Bancorp, Inc., (NYSE:PFB) is providing the following summary of the financial statement line items and ratios as disclosed in our June 30, 2007 Earnings Release issued on July 23, 2007 and as revised following completion of the internal asset review referenced in our press release dated August 13, 2007.

Consolidated Statement of Earnings and Earnings Per Share	Three Months Ended June 30, 2007 As Reported	Three Months Ended June 30, 2007 Revised
	(Dollars in thousands, except per share data)
Interest income on loans and leases receivable	$ 82,125	$ 80,825
Total interest income	85,160	83,860
Net interest income	44,465	43,165
Provision for loan and lease losses	20,900	21,800
Net interest income after provision for loan and lease losses	23,565	21,365
Earnings before income taxes	3,190	990
Income taxes	1,375	434
Net earnings	1,815	556
Basic earnings per share	0.08	0.02
Diluted earnings per share	0.08	0.02
Selected Ratios and Other Data
Return on average assets (1)	0.16%	0.05%
Return on average stockholders equity (1)	1.88%	0.58%
Efficiency ratio (2)	52.79%	54.17%
Net interest spread	3.85%	3.72%
Net interest margin (3)	4.10%	3.98%
Average yield on interest-earning assets	7.87%	7.74%
Average yield on loans and leases receivable, net	8.06%	7.93%
Average total assets	$ 4,479,370	$ 4,478,132
Average interest-earning assets	4,338,227	4,338,208
Average loans and leases receivable, net	4,082,979	4,082,960
Average stockholders' equity	386,191	384,953

(1) Computed on an annualized basis.
(2) Total general and administrative expense divided by net interest income plus non-interest income.
(3) Net interest income divided by average interest earning assets.

Asset Quality	At June 30, 2007 As Reported	At June 30, 2007 Revised
	(Dollars in thousands, except per share data)
Non-accrual loans	$ 21,280	$ 101,195
Non-accrual loans to gross loans and leases	0.46%	2.18%
Non-performing assets to total assets (1)	0.48%	2.27%
Allowance for loan and lease losses	$ 59,610	$ 60,510
Allowance for loan and lease losses to non-accrual loans	280%	60%
Allowance for loan and lease losses to gross loans and leases	1.28%	1.30%

Consolidated Balance Sheet	At June 30, 2007 As Reported	At June 30, 2007 Revised
	(Dollars in thousands, except per share data)
Loans and leases receivable, net	$ 4,077,099	$ 4,076,199
Allowance for loan and lease losses	59,610	60,510
Accrued interest receivable	25,006	23,706
Prepaid expenses and other assets	28,714	29,655
Total assets	4,470,453	4,469,194
Retained earnings	199,568	198,309
Total stockholders' equity	371,649	370,390
Total liabilities and stockholders' equity	4,470,453	4,469,194
Capital Ratios
Stockholders' equity to assets ratio	8.31%	8.29%
Core capital ratio*	8.95%	8.92%
Risk-based capital ratio*	11.49%	11.46%
Book value per share outstanding	$ 15.87	$ 15.82
Tangible book value per share outstanding (2)	$ 15.81	$ 15.76

(1) Non-performing assets consist of non-accrual loans and assets acquired through foreclosure, net.

(2) Stated book value minus goodwill.

*    PFF Bank and Trust